Exhibit 99.17

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS FIRST QUARTER 2004 RESULTS AND PROGRESS

Cites Awards, Contracts and Manufacturing Agreement

Supporting Micro Fuel Cell Commercialization

Albany, N.Y., May 12, 2004 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for first quarter ended March 31, 2004.

Mechanical Technology (MTI) will host a conference call and web cast today at 10:30 a.m. (ET). The dial-in phone number for the conference call is (913) 981-5509.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 294076.

First Quarter Financial Results

For the three months ended March 31, 2004, MTI reported a net loss of $242 thousand, or $(0.01) per diluted share, on revenues of $1.967 million.  Revenue included $1.579 million in product revenues generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.388 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with a net loss of $63 thousand, or less than a penny per diluted share, on revenues of $1.805 million - $1.283 million generated by MTI Instruments and $.522 million generated by MTI Micro - for the same period of 2003. The increase in product revenue is primarily the result of increased sales to MTI Instrument's aviation customers, particularly the US Air Force, and increased semiconductor product sales. The decrease in funded research and development revenue in 2004 reflects the impact of the 2003 completion of a New York State Energy Research and Development Authority contract.

First quarter 2004 results also reflect an increase in research and product development expenses to $2.668 million from $1.771 million in 2003. This change reflects increased internal development costs directed at commercializing micro fuel cells, development of fuel cell systems and prototypes for delivery under contracts and development in connection with potential commercial products.

Selling, general and administrative expenses for the first quarter of 2004 decreased to $1.307 million, compared to $1.432 million for 2003. This decrease is primarily the result of additional costs being allocated to funded and unfunded research and development project costs as MTI Micro moves toward commercialization of DMFCs.

Results for the first quarter of 2004 also included a $3.129 million gain on the sale of securities available for sale compared to a $1.720 million net gain for the comparable quarter in 2003. The Company also recorded non-cash losses on derivatives of $1.281 million and $6 thousand for the three months ended March 31, 2004 and 2003, respectively. The 2004 non-cash loss relates to the Plug Power Investment Right, issued in connection with the private placement of Company common stock, which meets the definition of a derivative financial instrument and therefore must be recorded at its fair value on a quarterly basis using option pricing valuation models. The 2003 non-cash loss related to warrants for the purchase of SatCon common stock.

For the quarter ended March 31, 2004, cash used in operations was $2.582 million and cash used for capital expenditures was $.397 million.

See the attached financial highlights for the Company's first quarter ended March 31, 2004.

Recent Events

In May, MTI amended its January 2004 private placement agreement with Fletcher International, Ltd. that had already resulted in Fletcher purchasing $10 million of MTI common stock. The agreement, as amended, includes a change in the exercise price for the rights to purchase additional shares of MTI common stock to a fixed price of $6.34 per share. The amendment eliminates variable pricing and also includes an increase in the rights to purchase additional shares of MTI common stock to $28 million from $26 million. While the agreement is complex, it was designed not only to eliminate variable pricing but to provide MTI with the opportunity to raise funds at a premium to current prices and without additional placement fees.

In April, MTI Micro received a $200,000 contract to supply military DMFCs to the Army Research Laboratory (ARL) before the end of June for test and evaluation. Also in April, MTI Micro fulfilled a Company milestone for 2004 and delivered initial second generation military DMFC prototypes to its partner the Harris Corporation as part of an ongoing joint project to develop DMFC systems for use in portable military communications equipment.

MTI Micro also received notice of selection for an award from the United States Department of Energy (DOE) Office of Hydrogen, Fuel Cells, and Infrastructure Technologies. Under the three year, cost-shared development contract, MTI Micro expects to receive $3 million in funding from the DOE which will be matched by a like amount from the MTI Micro team, for a total program of $6 million. The DOE award will fund future advancement of MTI Micro's mobile consumer DMFC platform, and will focus on the development of mass manufacturing techniques.

MTI Micro also announced the signing of an agreement with Flextronics, a world leader in electronics manufacturing services, which fufills another MTI Micro milestone for 2004. The manufacturing agreement with Flextronics - which will also be involved in the DOE project - will support the launch of MTI Micro's first product at the end of 2004 and completes the supply chain for that launch.

About MTI

MTI is primarily engaged in the development and commercialization of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro), and has announced plans to ship its first product towards the end of 2004. MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the company or subsidiaries please visit www.mechtech.com, www.mtimicrofuelcells.com, and www.mtiinstruments.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding MTI's ability to fund MTI Micro through commercialization, MTI Micro's ability to meet its future milestones on time, if at all, the significance of military contracts or government awards and future prospects, markets, and market acceptance of MTI Micro products.  It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and 10-K/A and our Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands, Except Share Data)
	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$22,376	$12,380
Securities available for sale	20,792	44,031
Accounts receivable	1,482	962
Other receivables, related parties	22	-
Inventories, net	1,277	1,300
Prepaid expenses and other current assets	800	514
Total Current Assets	46,749	59,187
Long Term Assets:
Securities available for sale- restricted	23,160	-
Property, plant and equipment, net	2,200	1,999
Deferred income taxes	-	4,652
Notes receivable - noncurrent, less allowance of $660	-	-
Total Assets	$72,109	$65,838

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 1,196	$ 692
Accrued liabilities	1,622	1,528
Accrued liabilities - related parties	77	48
Income taxes payable	7	12
Deferred income taxes	6,443	14,481
Total Current Liabilities	9,345	16,761
Long-Term Liabilities:
Derivative liability	3,020	-
Deferred income taxes and other credits	3,330	24
Total Liabilities	15,695	16,785

Commitments and Contingencies
Minority interests	525	787

Shareholders' Equity	55,889	48,266
Total Liabilities and Shareholders' Equity	$72,109	$65,838

Other Information:
Plug Power Inc. Shares Held	5,693,227	6,073,227

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	March 31, 2004	March 31, 2003
	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,579	$ 1 ,283
Funded research and development	388	522
Total revenues	1,967	1,805
Operating costs and expenses:
Cost of product revenue	647	555
Research and product development expenses:
Funded research and product development	1,154	820
Unfunded research and product development	1,514	951
Total research and product development expenses	2,668	1,771
Selling, general and administrative expenses	1,307	1,432
Operating loss	(2,655)	(1,953)
Interest expense	-	(3)
Loss on derivatives	(1,281)	(6)
Gain on sale of securities available for sale, net	3,129	1,720
Other expenses, net	(13)	(26)
Loss from operations before income taxes and minority interests	(820)	(268)
Income tax benefit	316	89
Minority interests in losses of consolidated subsidiary	262	116
Net loss	$ (242)	$ (63)

Loss per Share (Basic and Diluted):
Loss per share	$ (0.01)	$ -

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended
	March 31, 2004	March 31, 2003
	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (2,582)	$ (1,797)
Purchases of property, plant and equipment	(397)	(150)
Net cash provided by investing activities	3,407	2,626
Net cash provided by financing activities	9,171	20
Increase in cash and cash equivalents	9,996	849
Cash and cash equivalents - beginning of period	12,380	7,320
Cash and cash equivalents - end of period	22,376	8,169